STOCK CANCELLATION AGREEMENT

The undersigned Michael Stanford hereby agrees as follows:

1.	On April 11, 2012, in connection with the formation of Bo1cán Mining Corporation, a Nevada corporation (the "Company"), I purchased 1,000,000 shares of common stock (the "Shares') of the Company.

2.	In consideration of an upcoming transaction between the Company and Jameson Stanford Resources Corporation ("JSRC"), I hereby agree to the cancellation of 90,000 of the Shares (the "Canceled Shares").

3.	I hereby authorize the Company to reflect the cancellation of the 90,000 Canceled Shares on the books and records of the Company.

4.	I hereby acknowledge and agree that following my execution of this Stock Cancellation Agreement, I will have no further right, title, or interest in the Canceled Shares.

5.	I hereby represent and warrant to the Company that prior to executing this Stock Cancellation Agreement, I had not sold, pledged, or otherwise transferred or encumbered the Canceled Shares, and that I owned the Canceled Shares free and clear.

Effective as of the 11th day of May, 2012.

Michael Stanford

Acknowledged
Bolcán Mining Corporation

By:
Michael Stanford, President
Bolcán Mining Corporation